Exhibit 24.2

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the directors of the registrant whose signature appears below constitutes and appoints Mark A. Smith and Neal Shah, or either of them, as true and lawful attorneys- in-fact and agents with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities to sign Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-270541) and any or all amendments to said registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, the Securities and Exchange Commission granting unto said attorney-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which will be deemed an original with respect to the person executing it.

/s/ Dean C. Kehler	Director	April 12, 2023
Dean C. Kehler

/s/ Michael G. Maselli	Director	April 12, 2023
Michael G. Maselli